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                                       TWTR Press Release 08/03/2000 Page 1 of 2


                                                                    EXHIBIT 99.1

TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES AN AGREEMENT IN PRINCIPLE TO ACQUIRE DOUGLAS TV, THE BIG SCREEN STORE, A FOUR-STORE CHAIN LOCATED IN CHICAGO.

CANTON, MA. August 3, 2000 -- Tweeter Home Entertainment Group, Inc., (Nasdaq:
TWTR) announced today that it has reached an agreement in principle to acquire Douglas TV, Inc., located in the greater Chicago, Illinois area. Douglas TV is a five-store specialty consumer electronics retailer with annual sales of approximately $28 million, and has been in business in the Chicago market for over 30 years. The companies expect to complete the transaction on or about October 1, 2000. The agreement in principle to acquire Douglas TV is subject to various terms and conditions, and is subject to regulatory approval.

Tweeter will pay approximately $5.75 million dollars for the company excluding acquisition costs, and has the option of paying approximately $1.5 million of the purchase price in Tweeter common stock issued under its shelf registration filed on April 13, 1999.

Jeffrey Stone, Tweeter's President and Chief Executive Officer said, "The Douglas TV merger is another important step in Tweeter's growth. It is our first acquisition of a specialty retailer that is not a member of the PRO buying group and our first acquisition in an existing market for us. Douglas TV has a significant television business with over 60% of their mix in TV. Even more impressive is the fact that 17% of the business is digital or digital ready TV! We will bring our expertise in audio to these stores over the next several years and hope to positively impact their comp store sales through the execution of our audio strategies. Coupled with our April 2000 acquisition of United Audio Centers in Chicago, Douglas gives us an expanded presence in this dynamic marketplace. We will be combining operations immediately, but will not change the name until after January 1, 2001."

According to Joe McGuire, Tweeter's CFO, "We expect that the acquisition of Douglas TV will be accretive to EPS by a penny or so for fiscal 2001. Once we consolidate brand-names in the Chicago marketplace after the first of the year, we expect to achieve some operating leverage."

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The company's fiscal 1999 revenues were $283.3 million, and it was named "Consumer Electronics Retailer of the Year" for 1996, 1997 and 1999 by AudioVideo International Magazine, the country's leading consumer electronics industry trade publication. The company employs approximately 2,100 associates. It operates 86 stores under the Tweeter, etc, Bryn Mawr Stereo & Video, HiFi Buys, and United Audio Centers names in the New England, Mid-Atlantic, Southeastern, Texas, San Diego and Chicago markets, respectively.

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      For further information, contact Anne-Marie Boucher at 781 830 3478, fax 781 830 3223 or email at amboucher@twtr.com. Additional information on
      Tweeter Home Entertainment Group can also be found on the company's web site at www.twtr.com.


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                                       TWTR Press Release 08/03/2000 Page 2 of 2


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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The financial and other projections included in this press release concerning Douglas TV's results following the planned acquisition are based on various assumptions, including that Tweeter will complete the acquisition as currently contemplated. It is possible that Tweeter's acquisition of United Audio will not be completed as currently planned. Further, these projections involve future operations and revenues and are therefore speculative. While Tweeter's management believes that the projections are based on reasonable assumptions concerning Douglas TV's operations and revenues following the completion of the planned acquisition, such operations and revenues may differ significantly from management's current expectations. These forward looking statements and projections are subject to various risks and uncertainties, including risks associated with the difficulty of integrating United Audio with the Tweeter business model, the potential failure to achieve the beneficial synergies expected to result from the acquisition, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter's industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter's dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter's Registration Statement on Form S-3 (SEC file number 333-94433) and Tweeter's other filings with the Securities and Exchange Commission (copies of which may be accessed through the SEC's web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.

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